Mantyla McREYNOLDS LLC
The CPA. Never Underestimate The Value.

October 21, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K/A-1 dated October 9, 2008, of The Flooring Zone, Inc., filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 regarding our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of another independent registered public accounting firm.

Very truly yours,

Mantyla McReynolds LLC

Mantyla McReynolds, LLC

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481